Exhibit 10.28

EMPLOYMENT CONTRACT

            ZAP, a California Corporation, located at 501 Fourth Street, Santa Rosa, California 95401 (“Employer”), and Steve Schneider, California (“Employee”), in consideration of the mutual promises made herein, agree as follows:

ARTICLE I. TERM OF EMPLOYMENT

Section 1.01.  Specified Period  Employer employs Employee and Employee accepts employment with Employer for a period of five years beginning  on October 1, 2003 and terminating on October 1, 2008.

Section 1.02.  Automatic Renewal  This agreement shall be renewed automatically for succeeding terms of five (5) years unless either party gives notice to the other at least sixty (60) days prior to the expiration of any term of his intention not to renew.

Section 1.03.  “Employment Term” Defined  “Employment term” refers to the entire period of employment of Employee by Employer, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Employer and Employee.

ARTICLE 2. DUTIES AND OBLIGATIONS OF EMPLOYEE

Section 2.01.  General Duties  Employee shall serve as the CEO of ZAP.  In his capacity as CEO of ZAP, Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Employer, subject at all times to the policies set by Employer’s Board of Directors, and to the consent of the Board when required by the terms of this contract.

Section 2.02  Devotion to Employer’s Business  Employee shall devote his entire productive time, ability and attention to the business of Employer during the term of this contract. This provision is hereby waived by the Company to allow Mr. Schneider to hold the aforementioned positions at Rotoblock and AutoDistributors simultaneously with the positions held by such persons at the Company.

Section 2.03  Matters Requiring Consent of the Board of Directors  Employee shall not, without specific approval of Employer’s Board of Directors, seek other employment such as would require Employee to engage in other business duties or pursuits, or render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise.  However, the expenditure of a reasonable amount of time for charitable activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement, and shall not require the prior consent of Employer’s Board of Directors. This provision is hereby waived by the Company to allow Mr. Schneider to hold the aforementioned positions at Rotoblock and AutoDistributors simultaneously with the positions held by such persons at the Company.

Section 2.04  Competitive Activities  During the term of this contract Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.

Section 2.05  Trade Secrets

            (a)        The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with financial, personnel, sales, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by Employer, actually or potentially used in the operation of Employer’s business, or obtained from third parties under an agreement of confidentiality, and that such information constitutes Employer’s “trade secrets.”

            (b)        Employee specifically agrees that he shall not misuse, misappropriate, or disclose in writing, orally or by electronic means, any trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as required in the course of his employment.

            (c)        Employee acknowledges and agrees that the sale or unauthorized use or disclosure in writing, orally or by electronic means, of any of Employer’s trade secrets obtained by Employee during the course of his employment under this agreement, including information concerning Employer’s actual or potential work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition.  Employee promises and agrees not to engage in any unfair competition with Employer, either during the term of this agreement or at any other time thereafter.

            (d)        Employee further agrees that all files, records, documents, drawings, specifications, equipment, software, and similar items whether maintained in hard copy or online relating to Employer’s business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer and that they shall be removed from the premises or, if kept on-line, from the computer system of Employer only with the express prior written consent of Employer’s Board of Directors.

ARTICLE 3. OBLIGATIONS OF EMPLOYEE

Section 3.01.  General Description   Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.

Section 3.02.  Office and Staff  Employer shall provide Employee with office space and administrative support suitable to Employee’s position and adequate for the performance of his duties.

Section 3.03.  Indemnification of Losses of Employee   In the absence of willful misconduct or illegality, Employer shall indemnify Employee for all losses sustained by Employee in direct consequence of the discharge of his duties in good faith on Employer’s behalf.

ARTICLE 4. COMPENSATION OF EMPLOYEE

Section 4.01.  Annual Salary  As compensation for the services to be performed hereunder, Employee shall receive a salary and benefits and options equal to the highest paid employee, with a minimum of $75,000 per year,  at ZAP, excluding commissions.

Section 4.02.  Options  All option agreements currently existing between Employee and Employer shall continue in full force and effect as if Employee’s relationship with Employer remained unchanged so long as Employee is not in breach of the terms of this agreement or has not terminated his employment.  The options vested to date are acknowledged as attached in Exhibit “A”.

Section 4.03.  Salary Continuation During Disability  If Employee for any reason whatsoever becomes permanently disabled so that he is unable to perform the duties prescribed herein, Employer agrees to pay Employee fifty (50) percent of Employee’s annual salary in the same manner as provided for the payment of salary herein, for two years following such disability.

Section 4.04.  Salary Increase Once Profitable  If Employer becomes profitable, then Employee pay, shall automatically increase by 10% for every $100,000 in profits.  Salary will be adjusted quarterly.

ARTICLE 5. EMPLOYEE BENEFITS

Section 5.01.  Annual Vacation  Employee shall be entitled to twenty (20) working days vacation time each year with full pay.  Employee may be absent from his employment for vacation only at such times as Employer’s Board of Directors shall determine from time to time. If Employee is unable for any reason to take any part of the total amount of authorized vacation time in any year, he will cease to accrue vacation time until Employee takes some part of the accrued time, so that Employee will not at any time have accrued more than twenty (20) working days vacation time.

Section 5.02.  Illness   Employee shall be entitled to no less than ten (10) working days per year as sick leave with full pay.  Sick leave shall not be accumulated.  It shall be ten (10) working days per year.

ARTICLE 6. BUSINESS EXPENSES

Section 6.01.  Use of Credit Card  All business expenses reasonably incurred by Employee in promoting the business of Employer, including expenditures for entertainment, gifts, and travel, are to be paid for, insofar as possible, by the use of credit cards in the name of Employer which will be furnished to Employee.  Such expenditures shall not exceed the amount of ten thousand dollars ($10,000) in any one month without the specific approval of Employer’s Board of Directors.

Section 6.02.  Reimbursement of Other Business Expenses  Employer shall promptly reimburse Employee for all other reasonable business expenses incurred by Employee in connection with the business of Employer.  Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Employer.  Each such expenditure shall be reimbursable only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as a income tax deduction.

Section 6.03.  Auto Expenses Employee shall have the use of one of the Employer’s cars, or a car allowance of $5,000 per year if they use their own car.  All gas and upkeep will be paid by Employer.

ARTICLE 7. EFFECT OF MERGER/RECLASSIFICATION

Section 7.01.  Effect of Merger, Transfer of Assets or Dissolution  This agreement shall not be terminated by any voluntary or involuntary dissolution of Employer resulting from either a merger of a consolidation in which Employer is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Employer.  In the event of any such merger or consolidation or transfer of assets, Employer’s rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of Employer’s assets.

Section 7.02.  Payment on Reclassification/Termination

            (a)        Employer, in its sole discretion, may terminate or reclassify Employee with or without Cause.  Notwithstanding any provision of this agreement, if Employer terminates or reclassifies Employee without Cause, it shall retain Employee as an Employee or as a consultant for a term of five (5) years for an aggregate salary equal to five hundred thousand dollars ($500,000), payable in equal bi-monthly installments, or a lump sum of ($300,000) at

Employer’s sole option.  As a consultant, Employee shall make his advice and counsel available to Employer, and shall be available for input to Employer by fax, e-mail, telephone or regular mail, as the Employer’s Board shall reasonably require from time to time.  “Fair Market Value” as used in this Section shall be equal to the average closing price of the Shares as reported on the “Bulletin Board” for the twenty (20) days prior to the date of termination or reclassification; provided that, in the event that the Employer’s stock is not traded on the Bulletin Board for the twenty (20) days prior to termination, then Fair Market Value shall be that value as is determined by the Employer’s Board of Directors, reasonably and in good faith.

            (b)        “Cause” as used in this Agreement means the occurrence of any of the following events: (i) conviction of Employee for the commission of a felony, (ii) embezzlement or any offence involving misuse or misappropriation of money or other property of the Employer, (iii) misconduct or dishonest, unethical, unlawful, or illegal conduct which is demonstrably and materially injurious to the Employer, monetarily or otherwise, (iv) Employee’s continued failure to perform his duties under this Agreement (other than any such failure resulting from his incapacity due to disability of Employee) after written notice is delivered to Employee by the Employer which identifies in reasonably detailed terms the manner in which Employee has not performed his duties, or (v) intentional misconduct or gross negligence in the performance of his duties or any failure of the Employee to perform his duties which would constitute intentional misconduct or gross negligence.

Section 7.03.  Shareholder Rights   This agreement does not modify any rights or interests that Employee has as a shareholder, holder of options, holder of patents, trademarks, or any other interest in the Employer, or otherwise.

ARTICLE 8. GENERAL PROVISIONS

Section 8.01.  Notices  Any notice to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested.  Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section.  Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

Section 8.02.  Arbitration   Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions, or conditions of this agreements shall on the written request of either party served on the other be submitted to arbitration.  Arbitration shall be in accordance with the rules of the American Arbitration Association.  Employer and Employee shall together and in good faith appoint one person to hear and determine the dispute. Notwithstanding the foregoing, Employer and Employee shall be bound in any arbitration by the discovery provisions promulgated under the Federal Rules of Civil Procedure.  The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

Section 8.04.  Entire Agreement   This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever.  Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreements shall be valid or binding on either party.

Section 8.05.  Modifications  Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

Section 8.06.  Effect of Waiver  The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other part shall not be deemed a waiver of that term, covenant, or condition, no shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Section 8.07.  Partial Invalidity  If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Section 8.08.  Governing Law   This agreement shall be governed by and construed in accordance with the laws of the State of California.

Section 8.09.  Sums Due Deceased Employee  If Employee dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this agreement as of the date of death shall be paid to Employee’s executors, administrators, heirs, personal representatives, successors, and assigns.

Dated as of the 1 day of October, 2003.

EMPLOYER:

ZAP	EMPLOYEE:

By: /s/ Gary Starr	/s/ Steve Schneider
Steve Schneider